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                                                                    EXHIBIT 2.2


                   AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

                                WITNESSETH THAT:

         WHEREAS, pursuant to an Asset Purchase Agreement dated June 1, 1998 (the "Agreement") by and among Independence Funding Company, LLC, a Texas limited liability company ("IFC"), Telecapital, L.P., a Delaware limited partnership ("Telecapital" and together with IFC, "Sellers"), AMRESCO Independence Funding, Inc., a Delaware corporation ("Purchaser1," each of Purchaser1 and Purchaser2 being a "Purchaser"), AMRESCO Commercial Finance, Inc. (formerly known as AMRESCO Commercial Lending Corp.), a Nevada corporation ("Purchaser2"), and AMRESCO, INC., a Delaware corporation ("Parent", and collectively with Purchaser1 and Purchaser2, the "Purchaser Parties"), Sellers agreed to transfer to Purchaser1 and Purchaser2, and Purchaser1 and Purchaser2 agreed to purchase and assume from Sellers, all of the IFC Purchased Assets (as defined) and Telecapital Purchase Assets (as defined), respectively, and all of the IFC Assumed Liabilities (as defined) and Telecapital Assumed Liabilities (as defined), respectively;

         WHEREAS, pursuant to the Agreement the obligation to redeem the limited partnership interest in Telecapital of David R. Harvey ("Harvey") was excluded from the Telecapital Assumed Liabilities; and

         WHEREAS, pursuant to the Agreement, the "stay put" bonuses payable by IFC to Charles P. Bell, Jr., W. David Jenkins, Dianna Seaborn, and Stuart Mitchell (together with Harvey, "Executive Employees") were excluded from the IFC Assumed Liabilities; and

         WHEREAS, Sellers have agreed to assign, and the Purchaser Parties have agreed to assume, all of IFC's rights and obligations under the employment agreements between IFC and Telecapital, as the case may be, and the Executive Employees, including without limitation the obligation to pay the "stay put" bonuses thereunder and the obligation to pay for Harvey's limited



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partnership unit in Telecapital but excluding the right to receive and acquire
Harvey's limited partnership interest in Telecapital (which shall be redeemed and cancelled by Telecapital, without any Purchaser Party acquiring any interest therein); and

         WHEREAS, the Executive Employees have agreed to certain modifications to their respective employment agreements, to be effective upon the closing of the transactions under the Agreement on the date hereof; and

         WHEREAS, the parties desire to amend the Agreement to reflect the foregoing;

         NOW, THEREFORE, in consideration of the foregoing premises, the execution of various documents simultaneously herewith by IFC, Telecapital, the Purchaser Parties, and the Executive Employees, and the mutual covenants contained herein, Sellers and the Purchaser Parties agree that the Agreement is hereby amended as follows:

     1. Capitalized Terms. Each capitalized term used in this Amendment which is not defined herein shall have the defined meaning set forth in the Agreement.

     2. Amendments to Purchase Price.

        (a) Section 2.2(a)(i) of the Agreement is hereby amended to read as follows:

            (i) At the Closing the Purchaser Parties shall pay to IFC cash in an amount equal to $33,834,585 in immediately available funds by wire transfer to an account designated by IFC.

        (b) The first sentence of Section 2.2(a)(ii) of the Agreement is hereby amended to read as follows:



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               (ii) The Purchaser Parties shall deliver a convertible promissory note (the "IFC Note") in the principal amount of $ 27,685,509 convertible into the number of shares of common stock, par value $.05 per share ("Common Stock"), of Parent which results from dividing the principal amount plus accrued interest by the average closing sales prices (adjusted for any stock splits, stock dividends, reclassification, reorganization or similar event during the applicable time period) for the Common Stock as reported on the Nasdaq National Market System for the five (5) trading days immediately preceding the effective date of the Registration Statement.

The remainder of Section 2.2(a)(ii) shall remain unchanged.

          (c) Section 2.2(b)(i) of the Agreement is hereby amended to read as follows:

              (i) At the Closing the Purchaser Parties shall pay to Telecapital cash in an amount equal to $9,819,544 in immediately available funds by wire transfer to an account designated by Telecapital.

          (d) The first sentence of Section 2.2(b)(ii) of the Agreement is hereby amended to read as follows:

              (ii) The Purchaser Parties shall deliver a convertible promissory note (the "Telecapital Note") in the principal amount of $8,036,837, convertible into the number of shares of common stock, par value $.05 per share ("Common Stock"), of Parent which results from dividing the principal amount plus accrued interest by the average closing sales prices (adjusted for any stock splits, stock dividends, reclassification, reorganization or similar event during the applicable time period) for the Common Stock as reported on the Nasdaq National Market System for the five (5) trading days immediately preceding the effective date of the Registration Statement.

     The remainder of Section 2.2 (b)(ii) shall remain unchanged.

     3. Interpretation. The Amendments made hereby shall be considered an integral part of the Agreement.



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


                                 INDEPENDENCE FUNDING COMPANY, LLC


                                 By: /s/ B. Russ Smith
                                     --------------------------------------
                                     Name:  B. Russ Smith
                                     Title:  Chief Executive Officer


                                 TELECAPITAL, L.P.

                                 By:  Telecapital Corp., General Partner


                                 By: /s/ B. Russ Smith
                                     --------------------------------------
                                     Name:  B. Russ Smith
                                     Title:  Chief Executive Officer

                                 AMRESCO INDEPENDENCE
                                 FUNDING, INC.


                                 By:  /s/ Randolph Brown
                                     --------------------------------------
                                     Name:  Randolph Brown
                                     Title:  Chairman of the Board

                                 AMRESCO COMMERCIAL
                                 FINANCE, INC.


                                 By:  /s/ Randolph Brown
                                     --------------------------------------
                                     Name:  Randolph Brown
                                     Title:  Vice President

                                 AMRESCO, INC.


                                 By: /s/ Randolph Brown
                                     --------------------------------------
                                     Name:  Randolph Brown
                                     Title:  President B Commercial Finance




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[The Registrant hereby agrees to provide supplementally a copy of any schedule omitted from the Asset Purchase Agreement, as amended by this Amendment No. 1 to Asset Purchase Agreement, to the Commission upon request.]



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